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                                                                    EXHIBIT 10.1

ALCAN

Alcan Inc.                                                                [LOGO]


1188 Sherbrooke Street West                      Tel:  (514) 848-8000
Montreal, Quebec H3A 3G2                         Fax:  (514) 848-8115
Canada                                           www.alcan.com

May 11, 2004

PERSONAL AND CONFIDENTIAL

Mr. Brian W. Sturgell
Executive Vice-President
Office of the President
Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec  H3A 3G2

                               RE: PROJECT ARCHER

Dear Brian:

Project Archer (the "Project") relates to a value-maximizing transaction involving substantially all of the rolled products businesses owned by Alcan prior to its acquisition of Pechiney. Our plan is to announce an intention to implement the Project as a distribution (commonly referred to as a "spin-out") to Alcan shareholders of shares of RP Newco (a new entity to which, as part of the Project, we intend to transfer the said rolled products businesses). The ultimate structure and conditions of the Project will, of course, be under the full control of our Board of Directors. The actual implementation of the Project will require regulatory approvals and, as currently planned, shareholder approval.

We have advised you of our desire to have the announcement indicate that you have been selected to become the Chief Executive Officer of RP Newco. On your part you have expressed your strong support for the Project and your intention to accept the position of Chief Executive Officer of RP Newco, subject to the finalization of the terms and conditions of the employment agreement.

Notwithstanding our respective intentions and support for the Project, its completion is not a certainty. This lack of certainty combined with the nature of the Project and your designated role create potential challenges in relation to (i) the effective and successful separation of the RP Newco from the other Alcan businesses; (ii) the careful and responsible management of all of Alcan's businesses pending completion of the Project, (iii) your future with Alcan in the event that the Project is not completed or, after the completion of the Project, you are not retained as the Chief Executive Officer of RP Newco; and
(iv) the safeguarding of the interests of Alcan shareholders in relation to the Project and the process leading to its completion.


================================================================================

ALCAN





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Further to the above, the following reciprocal undertakings are required to protect both Alcan and you.

1. In the event that a transaction which will form the basis of the Project:

     (i) is not completed within a period of ten months following its announcement, or
     (ii) is completed but upon completion you do not occupy the position of Chief Executive Officer of RP Newco or its substantial equivalent,

     Alcan undertakes that you shall have the same rights as regards the termination of your employment as those which would apply if there were to be a change of control affecting Alcan as defined in Section 1 of the Change of Control Agreement entered with you on August 1, 2002, with the date of change of control for such purpose being deemed to be the earlier of:


     a) the completion of the transaction which will form the basis of the Project,
     b)   the expiry of the said ten month period, or
     c) the date upon which you receive written notification from Alcan that you will not occupy the position of Chief Executive Officer of RP Newco or its substantial equivalent,


     Alcan also agrees that for the limited purposes of this letter the termination indemnity payable pursuant to the Change of Control Agreement shall be based upon 36 months as opposed to 24 months.

2.   As part of your obligations as a senior executive of Alcan, you undertake
     (i) to act in good faith and cooperate reasonably with a view to the completion of the Project in the best interests of Alcan as a whole as determined by the Board of Directors, (ii) to conduct yourself as an employee of Alcan and use your influence as one of its senior executives so that the interests of Alcan as a whole are fairly protected and well-managed in a manner consistent with past practice until such time as the transaction which will form the basis of the Project actually takes place, and (iii) to conduct yourself so as to facilitate the due exercise by the Board of Directors of the fiduciary and other duties to which it is bound in the context of the Project.

Please note that should you enter into any employment agreement with Alcan or RP Newco which is in force immediately following the completion of the transaction which will form the basis of the Project, your rights under this agreement, the Change of Control Agreement referred to above and your existing employment contract with Alcan shall lapse except as may be otherwise specified in writing.



================================================================================

ALCAN


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You are requested to sign a copy of this letter in evidence of your agreement as set forth herein.

We trust that in the coming months we will be able to work together effectively with a view to the successful completion of the Project. Yours very truly,



ALCAN INC.


Per: /s/ Travis Engen
     ----------------
     Travis Engen
     President and Chief Executive Officer

In duplicate
Seen and agreed
Montreal, 11 May, 2004

/s/ Brian W. Sturgell
---------------------
Brian W. Sturgell









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                           CHANGE OF CONTROL AGREEMENT

                                A G R E E M E N T

Agreement made as of the 1st day of August 2002, by and between Alcan Inc., a corporation incorporated under the laws of Canada with its registered office at 1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2 (the "Corporation") and Brian W. Sturgell (the "Executive").

WITNESSETH:

     WHEREAS, the Executive is the Executive Vice President of Alcan Inc.

     WHEREAS, the Corporation believes that the establishment and maintenance of a sound and vital senior management team is essential to the protection and enhancement of the interests of the Corporation and its shareholders; and

     WHEREAS, the Corporation also recognizes that the possibility of a Change of Control of the Corporation (as defined in Section 1 hereof), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Corporation to the detriment of the Corporation and its shareholders; and

     WHEREAS, the Corporation has determined that it is appropriate to take steps to induce key employees to remain with the Corporation, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change of Control of the Corporation.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.   Change of Control shall mean any of the following:

     1.1 the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934), in the aggregate, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then issued and outstanding voting securities by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934) acting jointly or in concert (other than its subsidiaries or any employee benefit plan of either) (a "Person"), provided that, if a buyback of shares by the Corporation causes the Person to attain such limit, such limit shall be deemed not to have been attained without such Person having acquired further voting securities of the Corporation;

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     1.2 any amalgamation, merger, arrangement, reorganization or consolidation in respect of the Corporation (the foregoing shall include, for the purposes of this Agreement any transaction or series of transactions, such as share exchange transaction with the same stated or effective objective) other than:

          (a) an amalgamation, merger, arrangement, reorganization or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) two-thirds or more of the combined voting power of the voting securities of the Corporation or such surviving, combined or parent entity outstanding immediately after such amalgamation, merger, arrangement, reorganization or consolidation, without there occurring as a result or in connection therewith any substantial change in the composition of the Corporation's Board of Directors; or

          (b) an amalgamation, merger, arrangement, reorganization or consolidation initiated by the Corporation for the purpose of implementing a recapitalization of the Corporation (or similar transaction) provided that pursuant thereto no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13-d-3 promulgated under the United States Securities Exchange Act of
          1934), of securities representing twenty per cent (20%) or more of the contained voting power of the voting securities of the Corporation outstanding immediately after such amalgamation, merger, arrangement, reorganization or consolidation;

     1.3 the approval by shareholders of the Corporation of any plan or proposal for the complete or effective liquidation or dissolution of the Corporation;

     1.4 the issuance by the Corporation of shares in connection with an exchange offer acquisition (including, for the purposes of this Agreement, a series of connected exchange offer acquisitions), if such issuance results in the holders of the Corporation's principal class of publicly listed voting shares (immediately prior to the issuance) holding less than two-thirds of the combined voting power of the voting securities of the Corporation which are outstanding immediately following such issuance and if there occurs in connection therewith any substantial change in the composition of the Corporation's Board of Directors.

     1.5 the sale or other disposition of all or substantially all of the assets of the Corporation other than the sale or other disposition of all or substantially all of the assets of the Corporation:

          (a) to a person or persons who beneficially own, directly or indirectly, at least two-thirds of the then outstanding common equity of the Corporation to which are attached at least two-thirds of the combined voting power of the outstanding voting securities of the acquirer; or


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          (b) in a manner such that after such sale or other disposition the acquirer is, directly or indirectly, owned or controlled as to at least two-thirds of its then outstanding common equity to which are attached at least two-thirds of the combined voting power of the outstanding voting securities of the acquirer by shareholders of the Corporation who owned or controlled, immediately prior to such transaction, at least two-thirds of the Corporation's then outstanding common equity to which were attached at least two-thirds of the combined voting power of the outstanding voting securities of the acquirer;

     provided that there does not occur in connection therewith any substantial change in the composition of the Corporation's Board of Directors.

     1.6 the completion of the corporate approvals necessary on the part of the Corporation to give effect to any amalgamation, merger, arrangement, reorganization, continuance or consolidation in respect of the Corporation (including any transaction or series of transactions with the same stated or effective objective) pursuant to which the Corporation will not survive as a stand-alone publicly-traded corporation (in this regard, but without limitation, the Corporation shall be deemed not to have survived as a publicly traded corporation should (i) there cease to be a liquid market for the Corporation's common shares on an internationally recognized exchange, (ii) more than fifty percent (50%) of the corporation's outstanding common shares to which are attached more than fifty percent (50%) of the then outstanding combined voting power of the outstanding securities of the Corporation be held by a single shareholder or group of shareholders acting jointly or in concert, or (iii) the Corporation become a subsidiary, as defined in the Canada Business Corporations Act, of another Corporation);

     1.7 any occurrence pursuant to which individuals who, as of the close of business on the effective date of this Agreement, constitute the Board of Directors (the "Incumbent Directors") cease for any reason to constitute at least two-thirds of the Board; provided that any person becoming a Director subsequent to the close of business on the effective date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the Management Proxy Circular of the Corporation in which such person is named a nominee for Director, without objection to such nomination) shall be an Incumbent Director; but further provided, that no individual elected or nominated as a Director of the Corporation initially as a result of an actual or threatened proxy or election contest with respect to Directors, as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors or as a result of or in connection with any amalgamation, merger, arrangement, reorganization, consolidation or share exchange acquisition transaction by the Corporation with any Person, shall be deemed to be an Incumbent Director;


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For the purposes of this Agreement : (i) only the first Change of Control after the date hereof shall be deemed a Change of Control hereunder; (ii) voting power of securities shall be determined by reference to the right to vote in respect of the general election of Directors: (iii) a substantial change in the composition of the Board of Directors of the Corporation shall be any change involving the immediate confirmed departure of at least three Directors or any other change pursuant to which the Directors in office immediately prior thereto cease to constitute at least two-thirds of the members of the Board of Directors; and (iv) no event of Change of Control shall have occurred if immediately prior thereto the Corporation was in a state of insolvency or in a position of being protected from its creditors by virtue of any applicable legislation or court order.

2. Term. This agreement shall commence on the date hereof and shall expire, unless previously terminated as provided herein, on the earliest of

     (i) 30 April 2005;

     (ii) the date of the Executive's death or termination as a result of Disability, as defined below;

     (iii) subject to Section 3 hereof, the date of the retirement or other termination of the Executive's employment (voluntarily or involuntarily) with the Corporation prior to a Change of Control; or

     (iv) if, prior to and without causing a Change of Control, the entity for which the Executive is then working ceases to be a subsidiary, (as defined in the Canada Business Corporations Act) of the Corporation.

     Notwithstanding anything in this Agreement to the contrary, if the Corporation becomes obligated to make any payment to the Executive pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for such purposes until all of the Corporation's obligations hereunder are fulfilled. Further, the provisions of paragraph 9.1 hereunder shall survive and remain in effect notwithstanding the termination of this Agreement, the termination of the Executive's employment or any breach or repudiation of alleged breach or repudiation by the Corporation of this Agreement or any one or more of its terms.

     Disability shall have the meaning ascribed to such term in the Corporation's long-term disability plan in which the Executive participates. A termination for Disability shall be deemed to occur when the Executive is terminated by the Corporation by written notice after the disability is established and the Executive remains disabled.

3.   Termination Following Change of Control.

     3.1 If, and only if, a Change of Control occurs and one of the following occurs : (i) the Executive's employment with the Corporation is terminated by the Corporation without Cause other than for Disability, or (ii) by the Executive for Good Reason, during the period running from the date of the Change of Control to twelve (12) months after the date of such Change of Control, then the Executive shall be entitled to the amounts provided in
     Section 4 upon such termination.


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     In addition, notwithstanding the foregoing, in the event the Executive is either terminated without Cause or terminates employment for Good Reason within three (3) months prior the occurrence of a Change of Control, such termination shall, upon the occurrence of a Change of Control, be deemed to be covered under the Agreement and the Executive shall be entitled to the amounts provided under Section 4 hereof reduced by any amounts otherwise received in connection with his termination of employment.

     3.2 As used in this Agreement, termination for Good Reason shall mean a termination by the Executive within ninety (90) days after the occurrence of the Good Reason event, failing which such event shall not constitute Good Reason under this Agreement. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence of any of the following events without the Executive's express written consent:

          (i) any material diminution in the Executive's duties and responsibilities, authority (except in each case in connection with the termination of the Executive's employment for Cause or as a result of the Executive's death, or temporarily as a result of the Executive's illness or other absence,);

          (ii) a reduction in the Executive's annual base salary rate;

          (iii) a relocation of the Executive's principal business location to an area outside the country of the Executive's principal business location at the time of the Change of Control;

          (iv) a failure by the Corporation after a Change of Control to continue any annual Executive Performance Award Plan, program or arrangement in which the Executive is then entitled to participate (the "Bonus Plans"), provided that any such plan(s) may be modified at the Corporation's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing the Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or a failure by the Corporation to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and the achievability thereof as the Executive participated immediately prior to any change in such plans of awards, in accordance with the Bonus Plans and the Substitute Plans;

          (v) a failure to permit the Executive after the Change of Control to participate in cash or equity based long-term incentive plans and programs other than Bonus Plans on a basis providing the Executive in the aggregate with an annualized award value in each fiscal year after the Change of Control at least equal to the aggregate annualized award value being provided by the Corporation to the Executive under such incentive plans and programs immediately prior to the Change of Control (with any awards intended not to be repeated on an annual basis allocated over the years the awards are intended to cover);


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          (vi) the failure by the Corporation to continue in effect any employee benefit program such as a saving, pension, excess pension, medical, dental, disability, accident, life insurance plan or a relocation plan or policy or any other material plan, program, perquisite or policy of the Corporation intended to benefit the Executive in which the Executive is participating at the time of a Change of Control (or programs providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such employee benefit program in accordance with its terms as in effect at the time of a Change of Control, or taking of any action, or the failure to act, by the Corporation which would adversely affect the executive's continued participation in any of such employee benefit programs on at least as favourable a basis to the Executive as is the case on the date of a Change of Control; or which would materially reduce the Executive's benefits in the future under any of such employee benefit programs or deprive him of any material benefit enjoyed by the Executive at the time of a Change of Control;

          (vii) a material breach by the Corporation of any other written agreement with the Executive that remains uncured for twenty-one (21) days after written notice of such breach is given to the Corporation;

          (viii) failure of any successor (as defined in Section 10 herein) to assume in a writing delivered to the Executive the obligations hereunder within twenty-one (21) days after written notice by the Executive, or

     For the purposes of the foregoing, there shall be deemed to have occurred a material diminution in the duties and responsibilities of an Executive occupying the position of or performing the functions normally assigned to any of the Chief Executive Officer or other member of the Office of the President, the Chief Financial Officer or the Chief Legal Officer in the event of any Change of Control referred to in any of paragraphs 1.2 to 1.6 (inclusive) above.

3.3  As used in this Agreement, the term "Cause" shall mean:

          (i) the failure by the Executive to attempt to substantially perform his or her duties and responsibilities with regard to the Corporation or any affiliate (other than any such failure resulting from the Executive's incapacity due to physical or mental illness of any such actual or anticipated failure by the Executive for Good Reason, as defined in paragraph 3.2) after demand for substantial performance is delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has failed to attempt to substantially perform his or her duties and responsibilities and a reasonable time for the Executive to correct or remedy;

          (ii) the willful engaging by the Executive in misconduct in connection with the Corporation or its business which is materially injurious to the Corporation monetarily or otherwise (including but not limited to conduct which is prohibited by the provisions of Section 9.1 herein); or


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          (iii) any misappropriation or fraud with regard to the Corporation or any of the assets of the Corporation (other than good faith expense account disputes).

     For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interests of the Corporation. In the event that the Executive alleges that the failure to attempt to perform his or her duties and responsibilities is due to a physical or mental illness, and thus not "Cause" under paragraph 3.3, the Executive shall be required to furnish the Corporation with a written statement from a licensed physician who is reasonably acceptable to the Corporation which confirms the Executive's inability to attempt to perform due to such physical or mental illness. A termination for Cause after a Change of Control shall be based only on events occurring after such Change of Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Corporation prior to a Change of Control.

4.     Compensation Upon Termination.

     4.1 If the Executive's employment is terminated for Cause following a Change of Control or upon the occurrence of a Change of Control in a manner described in paragraph 3.1 the Corporation shall:

          (a) pay to the Date of Termination, the Executive's Base Salary, the prorated amount of the guideline award under the Corporation's Executive Performance Award Plan (EPA) and the cash value of any untaken and accrued vacations to the Date of Termination. The aggregate amount will be paid within five (5) days of the Date of Termination;

          (b) accrue service under the Corporation's pension plans to the Date of Termination;

          (c) maintain all other benefits and perquisites in which the Executive participates to the Date of Termination, but limited to the coverage in force under those benefit plans on the Date of Notice of Termination; and

          (d) not grant any options to purchase shares under the Alcan Executive Share Option Plan, nor any other long-term incentive plans adopted by the Corporation, to the Executive between the date of Notice of Termination and the actual Date of Termination.

     4.2 In the event of Termination for Cause following a Change of Control, the Corporation's obligations to the Executive under this Agreement shall be limited to those under paragraph 4.1. In all other cases, the Executive shall have each of the following additional rights and entitlements, to the extent applicable;

          (a) If the Executive's employment is terminated after the first occurrence of a Change of Control in a manner described in paragraph
          3.1 then, the Executive shall be entitled, without regard to any contrary provisions of any benefit plan and subject to any express limitations hereinafter set forth, to severance pay as follows:


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               (i) an amount equal to 36 times the Executive's monthly base salary as of the Date of Termination;

               (ii) an amount equal to 36 times the monthly EPA guideline amount in force as regards the Executive Performance Award Plan as of the Date of Termination;

          (b) the amount payable under the provisions of the TSR Performance Plan (or its equivalent) in the event of a Change of Control, provided that the amount payable shall never be less than the amount payable to the Executive thereunder had he retired on the Date of Termination.

     Notwithstanding the foregoing, if the Date of Termination is before the Executive's declared retirement date and the number of months remaining to such retirement date is less than the number specified in paragraphs a(i) and a(ii) above, the number specified in each of sub-paragraphs (a)(i) and
     (a)(ii) above shall be replaced by the number of months remaining to such retirement date.

     4.3 The Executive may, in writing, (in the Notice of Termination or otherwise) direct the Corporation that the severance pay pursuant to the paragraph 4.2 hereof shall be paid, either :

          (i) in a lump sum payable within five (5) days of the Date of Termination where in such case, all benefit plan coverage cease on such date, or

          (ii) in 36 equal monthly installments, (or for a period consistent with the Corporation's practices as approved by the Personnel Committee of the Board) after having the Executive transferred to the non-active payroll of the Corporation in which case all benefit plan coverage continue at the previous level for that same number of months except for coverage under the Corporation's short-term and long-term disability plans, vacation program, eligibility in the Alcan Executive Share Option Plan or any other long-term incentive plans adopted by the Corporation and perquisite benefit (car, financial and tax counseling, club membership) all of which shall cease on Date of Termination.

          Monthly installments paid on the non-active payroll shall be excluded in the calculation of pensionable earnings while the duration on the non-active payroll shall be included as service for calculating years of service under the Corporation's pension plans.

     4.4 Any loans owing by the Executive to the Corporation shall become due and payable as per the terms of the applicable loan agreement.

     4.5 After the occurrence of a Change of Control, as defined in Section 1, all options under the Corporation's Executive Share Option Plan shall become immediately exercisable and all waiting periods and holding periods, as defined in such plan, shall be waived.


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5.   Notice of Termination. After a Change of Control, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment. The "Date of Notice of Termination" is the date, determined in accordance with Section 13 below, when the Notice of Termination is deemed to have been given.

6. Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change of Control, shall mean the date specified in the Notice of Termination. In the case of a termination by the Corporation, the Date of Termination shall not be less than thirty (30) days after the Change of Control except in the case of a termination for Cause which shall be the date specified in the Notice of Termination. In the case of a termination by the Executive for Good Reason, the Date of Termination shall not be earlier than 90 days after the Change of Control. In the event of Notice of Termination by the Corporation, the Executive may treat such notice as having a date of termination at any date between the date of the receipt of such notice and the date of termination indicated in the Notice of Termination by the Corporation; provided, that the Executive must give the Corporation written notice of the Date of Termination if he or she deems it to have occurred prior to the Date of Termination indicated in the notice.

7. No Duty to Mitigate/Set-off. The Corporation agrees that if the Executive's employment with the Corporation is terminated pursuant to this Agreement during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between the Executive and the Corporation concerning interpretation of this Agreement or any term or provision hereof, the Corporation's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive.

8. Service with Subsidiaries or the Corporation. For purposes of this Agreement, employment by the Corporation or subsidiary (as defined in the Canada Business Corporations Act) of the Corporation shall be deemed to be employment by the Corporation and references to the Corporation shall include all such entities, except that the payment obligation hereunder shall be solely that of the Corporation. A Change of Control, however, as used in this Agreement, shall refer only to a Change of Control of Alcan Inc.


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9.   Confidentiality and Non-Competition Undertakings.

     9.1 Without prejudice to any other confidentiality undertakings or obligations by which the Executive may be bound in favor of the Corporation, the Executive shall not at any time during the term of this Agreement, or thereafter, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive's own account, without the prior written consent of the Board of Directors, any proprietary processes, trade secrets or other confidential data or information of the Corporation and its related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations set forth in this Section shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, or (ii) become known to and available for use by the public other than by the Executive's wrongful act or omission.

     9.2 Upon the occurrence of a Change of Control, any non-competition agreement between the Corporation and the Executive shall be considered null and void. For the purposes of this Agreement, a non-competition agreement shall include, without limitation, any provision restricting the Executive's freedom to seek or obtain employment or invest in or advise any corporation or business.

10. Successors - Binding Agreement. In addition to any obligations imposed by law upon any successor to the Corporation, the Corporation will require any successor (whether direct or indirect, by purchase, amalgamation, merger, arrangement, reorganization, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors and heirs. If the Executive shall die after termination of his employment while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.

11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Employment Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or the Employment Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.


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

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid as follows:

          (i)  If to the Corporation, to:

               Alcan  Inc.
               1188 Sherbrooke Street West
               Montreal, Quebec
               H3A 3G2

               Attention:  Corporate Secretary

          (ii) If to the Executive, to his last shown address on the books of the Corporation.

Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the Canadian mail. Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

14. Severability. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

15. Legal Fees. In the event the Corporation does not make the payments due hereunder on a timely basis and the Executive collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through -legal counsel, the Corporation shall pay all costs of such collection or enforcement, including reasonable legal fees and other reasonable fees and expenses which the Executive may incur. The Corporation shall pay to the Executive interest at the prime lending rate as announced from time to time by Royal Bank of Canada on all or any part of any amount to be paid to Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.


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


16. Non-Exclusivity of rights. Except as otherwise specifically provided therein, (i) nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Corporation and for which the Executive may qualify, nor (ii) shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or severance from employment with the Corporation or statutory entitlements, provided, that to the extent such amounts are paid under paragraph 4.2(a) hereof or otherwise, such amounts shall be offset against any amounts that the Executive is entitled to under any other program, plan, agreement or statute, including without limitation the Employment Agreement. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein or in the Employment Agreement.

17. Not an Agreement of Employment. This is not an agreement assuring employment and the Corporation reserves the right to terminate the Executive's employment at any time with or without cause, subject to the Employment Agreement and the payment provisions hereof if such termination is after, or within three (3) months prior to, a Change of Control, as defined herein. The Executive acknowledges that he is aware that he shall have no claim against the Corporation hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not satisfy the requirements hereof or as a result of any other action taken by the Corporation. The foregoing shall not affect the Executive's rights under any other agreement with the Corporation.

18. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the Province of Quebec.

19. English Language. The parties hereto declare that they require that this Agreement and any related documents be drawn up and executed in English.

     Les parties declarent qu'elles requierent que cette convention ainsi que tous documents relatifs a cette convention soient rediges et executes en anglais.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

                                ALCAN INC.

                                By:       /s/ Gaston Ouellet
                                         ---------------------------------------
                                               Gaston Ouellet

                                EXECUTIVE
                                By:       /s/ Brian W. Sturgell
                                         ---------------------------------------
                                               Brian W. Sturgell



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